Exhibit 10.2

WINDSTREAM BENEFIT RESTORATION PLAN

(Amended and Restated as of January 1, 2008)

WINDSTREAM BENEFIT RESTORATION PLAN

(Amended and Restated as of January 1, 2008)

i

ii

WINDSTREAM BENEFIT RESTORATION PLAN

(Amended and Restated as of January 1, 2008)

INTRODUCTION & HISTORY

Effective July 16, 2006, Alltel Holding Corp. originally adopted the Windstream Benefit Restoration Plan (the “Plan”). Effective July 17, 2006, Alltel Holding Corp. became known as Windstream Corporation (the “Company”).

Effective January 1, 2007, the excess benefits under the Plan attributable to the Windstream Profit-Sharing Plan and Windstream 401(k) Plan were transferred to the Windstream 2007 Deferred Compensation Plan.

Effective January 1, 2008, the Company hereby amends and restates the Plan to incorporate changes required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations thereunder.

ARTICLE I

EFFECTIVE DATE; PURPOSE

Section 1.01 Name, Effective Date. The Plan hereunder shall be known as the Windstream Benefit Restoration Plan, as amended and restated effective January 1, 2008.

Section 1.02 Purpose, Funding. The purpose of the Plan is solely to provide benefits in excess of the limitations of Section 401(a)(17) of the Code, or corresponding provisions of any subsequent federal tax laws, to a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is unfunded, and the rights, if any, of any person to any benefits hereunder shall be the same as any unsecured general creditor of the Company. The benefits payable under the Plan shall be paid by the Company from its general assets.

Section 1.03 Section 409A Compliance. Alltel Holding Corp. adopted the Plan as of July 16, 2006 pursuant to the Employee Benefits Agreement by and between Alltel Corporation and Alltel Holding Corp. dated as of December 8, 2005. On July 17, 2006, Alltel Corporation distributed the shares of Alltel Holding Corp. to its shareholders, and immediately thereafter Alltel Holding Corp. merged with and into Valor Communications Group, Inc. to form the Company. The Company, as the successor to Alltel Holding Corp., assumed the Plan in connection with the merger. The Plan was not “materially modified” within the meaning of Section 409A of the Code in connection with these transactions. In order to comply with Section 409A of the Code, effective immediately before January 1, 2008, the Plan will be divided into two separate parts, one of which shall be named “Part One” and the other of which shall be named “Part Two”. Part One of the Plan shall be governed by the terms and conditions of the Plan as in effect on January 1, 2007. Part Two of the Plan shall be governed by the terms and conditions set forth herein.

(a) Grandfathered Participants. The individuals listed on Exhibit A (the “Grandfathered Participants”), who were vested, and terminated employment, as of December 31, 2004 and, therefore, whose entire benefit under Article V of Part One of the Plan qualifies as an “amount deferred” prior to January 1, 2005 within the meaning of Section 409A of the Code, shall participate in, and be governed by the terms and conditions of, Part One of the Plan. It is intended that such amounts shall be exempt from the application of Section 409A of the Code. Nothing contained herein is intended to materially enhance a benefit or right existing under Part One of the Plan or add a new material benefit or right to Part One of the Plan with respect to Grandfathered Participants.

(b) Covered Participants. The individuals, other than Grandfathered Participants, who participated in the Plan as of December 31, 2007 as listed on Exhibit B (the “Covered Participants”), shall participate in, and be governed by the terms and conditions of, Part Two of the Plan, as set forth herein, and as it may be amended from time to time hereafter. Part Two of the Plan is intended to comply with Section 409A of the Code.

ARTICLE II

DEFINITIONS AND INTERPRETATION

Section 2.01 Definitions. When the initial letter of a word or phrase is capitalized herein, such word or phrase shall have the meaning hereinafter set forth:

(a) “Affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

(b) “Affiliated Group” means (i) the Company and (ii) all Affiliates.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” has the meaning given to such term in the Windstream 2006 Equity Incentive Plan, as in effect on January 1, 2008. Notwithstanding the foregoing, to the extent that any event or occurrence described in the preceding definition does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, such event or occurrence shall not constitute a Change in Control for purposes of the Plan.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Benefits Committee.

(g) “Company” means Windstream Corporation, a Delaware corporation, or its successor.

(h) “Covered Participant” shall have the meaning given such term in Section 1.03(b).

(i) “Grandfathered Participant” shall have the meaning given such term in Section 1.03(a).

(j) “Participant” means each individual who becomes a Participant in the Plan under Section 3.01 and continues to be a Participant under Section 3.02.

(k) “Plan Administrator” means the Committee.

(l) “Pension Plan” means the Windstream Pension Plan, as amended from time to time.

(m) “Plan” means the Windstream Benefit Restoration Plan, as set forth herein effective January 1, 2008, and as it may be amended from time to time hereafter.

(n) “Separation from Service” means a termination of employment or service with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any member of the Affiliated Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

Section 2.02 Pension Plan. Any capitalized word or phrase herein which is not defined in Section 2.01 shall have the meaning provided in the Pension Plan, based on the definition under the Pension Plan as in effect on December 31, 2007 (and therefore without regard to any subsequent amendments to the Pension Plan after December 31, 2007).

ARTICLE III

PARTICIPATION

Section 3.01 Covered Participant. Effective as of January 1, 2008, each Covered Participant shall become a Participant in the Plan. Thereafter, participation in the Plan is limited to those employees of the Affiliated Group who are (i) expressly selected by the Compensation Committee of the Board, in its sole discretion, to participate in the Plan, and (ii) a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (the “Eligible Employees”). In lieu of expressly selecting Eligible Employees for Plan participation, the Compensation Committee of the Board may establish eligibility criteria (consistent with the requirements of clause (ii) of this Section) providing for participation of all Eligible Employees who satisfy such criteria. The Compensation Committee of the Board may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees.

Section 3.02 Continued Participation. A Participant’s active participation in the Plan shall be suspended upon his employment status change as determined by the Committee or Separation from Service. Further, a Participant shall cease to be a Participant upon his non-vested Separation from Service under the Plan. Thereafter, in either foregoing case, upon his reemployment with the Affiliated Group, he shall reparticipate in the Plan if and as determined by the Compensation Committee of the Board as provided in Section 3.01.

ARTICLE IV

RETIREMENT AND SPOUSAL DEATH BENEFITS

Section 4.01 Eligibility. A Participant who is entitled to a vested Pension under the Pension Plan shall be eligible for a retirement benefit under this Article as hereinafter provided. A Spouse who is entitled to a vested Qualified Preretirement Survivor Annuity under the Pension Plan shall be eligible for a Spouse death benefit under this Article as hereinafter provided.

Section 4.02 Amount of Retirement Benefit. The retirement benefit payable under the Plan to a Participant who is eligible therefor shall be determined as follows:

(a) the regular Pension (on a single-life-only basis payable commencing at the later of age 65 or the Participant’s Retirement) that the Participant would receive under the Pension Plan if the Pension Plan were not subject to (and contained no provisions with respect to) Section 401(a)(17) of the Code;

reduced (but not below zero) by –

(b) the regular Pension payable to the Participant (on a single-life-only basis payable commencing at the later of age 65 or the Participant’s Retirement, regardless of the actual form of payment or timing of commencement of payment) under the Pension Plan;

and, if applicable, further reduced (but not below zero) by -

(c) if the Participant has not attained age 65 on the date the retirement benefit under the Plan is to commence, the amount of the retirement benefit shall be reduced for commencement prior to age 65 to the same extent (if any) that the Participant’s Pension under the Pension Plan would have been reduced for commencement prior to age 65 if it had commenced as of the date the retirement benefit under the Plan commenced, based on the reduction factors as in effect on December 31, 2007, including any such reduction factors for which the Participant may subsequently qualify (but without regard to any subsequent amendments to the Pension Plan after December 31, 2007), provided that, if the Participant is ineligible to commence his Pension under the Pension Plan on the date the retirement benefit under the Plan is to commence, the amount of the retirement benefit shall be reduced for commencement prior to the Participant’s age 65 by five-tenths of one percent (0.5%) for each complete calendar month by which such earlier commencement date precedes the month following the month in which such Participant attains age 65.

Section 4.03 Amount of Spouse Death Benefit. The Spouse death benefit payable under the Plan to a Spouse who is eligible therefor shall be determined as follows:

(a) the Qualified Preretirement Survivor Annuity that such Spouse would receive under the Pension Plan based on the regular Pension (on a single-life-only basis payable commencing at the later of age 65 or the Participant’s death) the Participant with respect to whom the Spouse death benefit is payable would have received if the Pension Plan were not subject to (and contained no provisions with respect to) Section 401(a)(17) of the Code;

reduced (but not below zero) by –

(b) the Qualified Preretirement Survivor Annuity payable to such Spouse under the Pension Plan (regardless of the actual form of payment or timing of commencement of payment), based on the regular Pension (on a single-life-only basis payable commencing at the later of age 65 or the Participant’s death);

and, if applicable, further reduced (but not below zero) by -

(c) if the Participant with respect to whom the Spouse death benefit is payable had not attained or would not if he had survived have attained age 65 on the date the Spouse death benefit under the Plan is to commence, the Spouse death benefit shall be reduced for commencement prior to age 65 to the same extent (if any) that the Qualified Preretirement Survivor Annuity under the Pension Plan would have been reduced for commencement prior to the Participant’s age 65 if it had commenced as of the date the death benefit under the Plan commenced, based on the reduction factors as in effect on December 31, 2007, including any such reduction factors for which the Participant may subsequently qualify (but without regard to any subsequent amendments to the Pension Plan after December 31, 2007), provided that, if the Spouse is ineligible to commence his Qualified Preretirement Survivor Annuity under the Pension Plan on the date the Spouse death benefit under the Plan is to commence, the amount of the Spouse death benefit shall be reduced for commencement prior to the Participant’s age 65 by five-tenths of one percent (0.5%) for each complete calendar month by which such earlier commencement date precedes the month following the month in which such Participant would have attained age 65.

Section 4.04 Vesting. The benefits under this Article shall vest at the same time(s), in the same manner, and to the same extent as the Participant’s Accrued Pension under the Pension Plan.

Section 4.05 Form of Payment.

(a) Normal Annuity Form. Subject to Section 4.05(b), the form of payment of the retirement benefit or Spouse death benefit as determined under this Article shall be a monthly amount payable as of the first day of each month for the life only of the retired Participant or Spouse, as applicable, beginning at the effective time of commencement prescribed in Section 4.06 (the “Normal Annuity Form”). However, a Participant or Spouse may elect, before the actual time of commencement prescribed in Section 4.06 and pursuant to procedures established by the Committee, any alternative life annuity described in applicable Treasury Regulations under Section 409A of the Code and available under the Pension Plan which is actuarially equivalent to the Participant or Spouse’s Normal Annuity Form, using the actuarial assumptions prescribed in Section 4.08.

(b) Lump Sum Payment. Notwithstanding the foregoing, in the event that the actuarial present value of the annuity payments payable under Section 4.05(a) is below $30,000, as determined on the commencement date provided in Section 4.06 and based on the actuarial assumptions prescribed in Section 4.08, then the actuarial present value of the annuity payments shall be paid in the form of a single lump sum on the commencement date provided in Section 4.06.

Section 4.06 Time of Commencement.

(a) Retirement Benefit. The payment of a Participant’s retirement benefit under the Plan shall commence as of the first day of the first month following the later of (i) his 60th birthday or (ii) the six-month anniversary of the Participant’s Separation from Service. If payments commence as a result of Section 4.06(a)(ii), the first payment shall include any monthly payments (without interest) that would have been made had the Participant’s benefit commenced on the first day of the month following his Separation from Service.

(b) Spouse Death Benefit. Any Spouse death benefit under the Plan shall commence as of the first day of the calendar month next following the later of (i) the date the Participant would have attained his 60th birthday or (ii) the calendar month in which the Participant’s death occurs.

Section 4.07 Pre-2008 Payments. If a Participant commences payment of benefits in conjunction with his benefit under the Pension Plan prior to January 1, 2008, then such benefit shall be payable for the remainder of 2007 and subsequent calendar years at the same time and in the same form elected by the Participant under the Pension Plan. Such time and form of payment shall not be subject to change after January 1, 2008 and shall not be affected by any changes in the time or form of payment of the benefit under the Pension Plan that occur on or after January 1, 2008.

Section 4.08 Actuarial Assumptions. For purposes of Section 4.05, the actuarial assumptions are (i) mortality using the RP-2000 Mortality Table for Combined Healthy lives, equally weighted for male and female mortality, projected to 2007, assuming 25% blue collar and 75% white collar employee participation and (ii) interest at 5% per annum. The determination of actuarial equivalent life annuities under Section 4.05(a) and actuarial present value under Section 4.05(b) shall be made as an “immediate annuity” (i.e., as the actuarial equivalent or actuarial present value of the benefit payable at the effective or actual time of commencement, as applicable).

ARTICLE V

SPECIAL SECTION 409A PROVISIONS

Section 5.01 Discretionary Acceleration of Payments. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a) Domestic Relations Orders. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b) Conflicts of Interest. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his position in which the Participant would otherwise not be able to participate under an applicable rule).

(c) Employment Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d) Limited Cash-Outs. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e) Payment Upon Income Inclusion Under Section 409A. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f) Certain Payments to Avoid a Nonallocation Year Under Section 409(p). Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g) Payment of State, Local, or Foreign Taxes. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h) Certain Offsets. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the service recipient’s (as defined in Section 409A of the Code) taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i) Bona Fide Disputes As To A Right To A Payment. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(j) Plan Terminations and Liquidations. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 7.02.

(k) Other Events and Conditions. Subject to the mandatory six month delay provisions of the Plan following a Participant’s Separation from Service, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in the Plan, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

Section 5.02 Delay of Payments. To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a) Federal Securities Laws or Other Applicable Law. A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b) Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Section 5.03 Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in the Plan, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

Section 5.04 Discharge of Obligations. The payment to a Participant or his beneficiary of his entire benefit under the Plan shall discharge all obligations of the Affiliated Group to such Participant or beneficiary under the Plan with respect to that Plan benefit.

Section 5.05 Compliance With Code Section 409A. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or beneficiaries. The Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, directors, officers, employees, advisers nor the Committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or beneficiary (or any other individual claiming a benefit through the Participant or beneficiary) as a result of the Plan. Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or beneficiary under Section 409A(a)(1) of the Code.

ARTICLE VI

ADMINISTRATION

Section 6.01 Plan Administrator. The Committee shall be responsible for the general administration of the Plan and carrying out the provisions hereof and shall be the “plan administrator” for purposes of the Employee Retirement Income Security Act of 1974, as amended from time to time. Any discretionary determination provided for in the Plan with respect to the timing, amount, or form of a Participant’s benefit under the Plan shall be made by the Committee. The Plan Administrator may retain auditors, accountants, legal counsel and actuarial counsel selected by it. Any person authorized to act on behalf of the Plan Administrator may act in any such capacity, and any such auditors, accountants, legal counsel and actuarial counsel may be persons acting in a similar capacity for one or more members of the Affiliated Group and may be employees of one or more members of the Affiliated Group. The opinion of any such auditor, accountant, legal counsel or actuarial counsel shall be full and complete authority and protection in respect to any action taken, suffered or omitted by any person authorized to act on behalf of the Plan Administrator in good faith and in accordance with such opinion. Notwithstanding the foregoing, no person shall vote or take action on a matter solely with respect to his own Plan benefit.

Section 6.02 Expenses. The Company shall pay all expenses incurred in the administration of the Plan.

Section 6.03 Records. The Company shall keep such records as shall be proper, necessary or desirable to effectuate the purposes of the Plan, including, without in any manner limiting the generality of the foregoing, records and information with respect to the benefits granted to Participants, dates of employment and determinations made hereunder.

Section 6.04 Legal Incompetency. The Plan Administrator may, in its sole and absolute discretion, make or cause to be made payment either directly to an incompetent or disabled person, or to the guardian of such person, or to the person having custody of such person, without further liability on the part of the Company, any member of the Affiliated Group, the Plan Administrator, or any person, for the amounts of such payment to the person on whose account such payment is made.

Section 6.05 Claim for Benefits. Any person who believes he is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Plan Administrator. If any claim for benefits filed by any person under the Plan (the “claimant”) is denied in whole or in part, the Plan Administrator shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than 90 days from the date the claim for benefits was filed. The notice issued by the Plan Administrator shall be written in a manner calculated to be understood by the claimant and shall include the following: (i) the specific reason or reasons for any adverse benefit determination, (ii) the specific Plan provisions on which any adverse benefit determination is based, (iii) a description of any further material or information which is necessary for the claimant to perfect his claim and an explanation of why the material or information is needed and (iv) an explanation of the Plan’s claim review procedure and time limits applicable to the Plan’s claim review procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Section 6.06 Review. If the Plan Administrator denies a claim for benefits in whole or in part, or the claim is otherwise deemed to have been denied, the claimant or his duly authorized representative may submit to the Plan Administrator a written request for review of the claim denial within 60 days of the receipt of the notice of adverse benefit determination, which request shall contain the following information: (i) the date on which the claimant’s request was filed with the Plan Administrator; provided, however, that the date on which the claimant’s request for review was in fact filed with the Plan Administrator shall control in the event that the date of the actual filing is later than the date stated by the claimant pursuant to this clause (i), (ii) the specific portions of the adverse benefit determination which the claimant requests the Plan Administrator to review, (iii) a statement by the claimant setting forth the basis upon which he believes the Plan Administrator should reverse the previous adverse benefit determination and accept his claim as made and (iv) any written material (offered as exhibits) which the claimant desires the Plan Administrator to examine in its consideration of his position as stated pursuant to clause (iii).

The claimant or his duly authorized representative may: (i) submit written comments, documents, records and other information relating to the claim for benefits and (ii) review pertinent documents, including, upon request in the manner and form prescribed by the Plan Administrator and free of charge, be provided reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

The review by the Plan Administrator shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall furnish a written decision on review not later than sixty days after receipt of the written request for review of the adverse benefit determination, unless special circumstances require an extension of the time for processing the appeal. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension, and the Plan Administrator shall furnish a written decision on review not later than one hundred and twenty days after receipt of the written request for review of the adverse benefit determination. The decision on review shall be in writing, shall be written in a manner calculated to be understood by the claimant, and, in the case of an adverse benefit determination on review, shall include (i) specific reasons for the adverse benefit determination, (ii) references to the specific Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, (iv) a statement that there is no voluntary appeal procedure offered by the Plan and (v) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Section 6.07 Exhaustion of Remedies. No action for benefits under the Plan shall be brought unless and until the aggrieved person has (i) submitted a written claim for benefits in accordance with Section 6.05 within twelve months of the date the first payment would have been due the aggrieved person under the Plan, (ii) been notified by the Plan Administrator that the claim has been denied, filed a written request for a review of the claim in accordance with Section 6.06, (iii) been notified in writing of an adverse benefit determination on review and (iv) filed the action within three years of the date the first payment (or amount, as applicable) would have been due the aggrieved person under the Plan.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.01 Amendment. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board. Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan to the Company. In no event shall any such action by the Board or Committee adversely affect any Participant or beneficiary who has a vested benefit under the Plan, or result in any change in the timing or manner of payment of the amount of a benefit under the Plan (except as otherwise permitted under the Plan), without the consent of the Participant or beneficiary, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to payment elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

Section 7.02 Payments Upon Termination of Plan. In the event that the Plan is terminated, the vested benefits of a Participant shall be paid to the Participant or his beneficiary on the dates on which the Participant or his beneficiary would otherwise receive payments hereunder (or, if applicable, the 2008 Deferred Compensation Plan) without regard to the termination of the Plan. Notwithstanding the preceding sentence, and to the extent permitted under Section 409A of the Code, the Company, by action taken by its Board or its designee, may terminate the Plan and pay Participants and beneficiaries their entire vested benefit subject to the following conditions:

(a) Dissolution; Bankruptcy Court Order. The termination occurs within twelve (12) months after a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the vested benefit of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made by the latest of: (i) the end of the calendar year in which the Plan termination occurs, (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which payment is administratively practicable.

(b) Change in Control. The termination occurs pursuant to an irrevocable action of the Board or its designee that is taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control, and all other plans sponsored by the Company (determined immediately after the Change in Control) that are required to be aggregated with this Plan under Section 409A of the Code are also terminated with respect to each participant therein who experienced the Change in Control (“Change in Control Participant”). In such event, the vested benefit of each Participant under the Plan and each Change in Control Participant under all aggregated plans shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no later than twelve (12) months after the date that the Board or its designee irrevocably approves the termination.

(c) Company’s Discretion. The termination does not occur “proximate to a downturn in the financial health” of the Company (within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)), and all other arrangements required to be aggregated with the Plan under Section 409A of the Code are also terminated and liquidated. In such event, the Participant’s entire vested benefit shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no earlier than twelve (12) months, and no later than twenty-four (24) months, after the date the Board or its designee irrevocably approves the termination of the Plan. Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the twelve

(12) month anniversary of the date that the Board or its designee irrevocably approves the termination of the Plan shall continue to be paid in accordance with the terms of the Plan. If the Plan is terminated pursuant to this Section 7.02(c), the Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan under Section 409A of the Code within three (3) years following the date that the Board or its designee irrevocably approves the termination and liquidation of the Plan.

(d) Transition Relief. The termination occurs during calendar year 2008 pursuant to the terms and conditions of the transition relief set forth in Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code. In such event, the vested benefit of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, subject to the following rules: (i) any payment that would otherwise be paid during 2008 pursuant to the terms of the Plan shall be paid in accordance with such terms, and (ii) any payment that would otherwise be paid after 2009 pursuant to the terms of the Plan shall not be accelerated into 2008.

(e) Other Events. The termination occurs upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Notwithstanding anything contained in this Section 7.02 to the contrary, in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).

The provisions of paragraphs (a), (b), (c) and (e) of this Section 7.02 are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly. The term “Company” as used in paragraphs (b) and (c) of this Section 7.02 shall include the Company and any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c).

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Construction and Governing Law. The Plan shall be construed, enforced, and administered and the validity thereof determined in accordance with the laws of the State of Delaware, to the extent that applicable federal law does not apply to the Plan. Words used herein in the masculine gender shall be construed to include the feminine gender where appropriate and the words used herein in the singular or plural shall be construed as being in the plural or singular where appropriate.

Section 8.02 No Employment Rights. Neither the establishment or maintenance of the Plan nor the status of an employee as a Participant shall give any Participant any right to be retained in employment; and no Participant and no person claiming under or through such Participant shall have any right or interest in any benefit under the Plan unless and until the terms, conditions and provisions of the Plan affecting such Participant shall have been satisfied.

Section 8.03 Nonalienation. The right of any Participant or any person claiming under or through a Participant to any benefit or any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of the Participant or person; and the same shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

Section 8.04 Limitation of Liability. No member of the Board and no officer or employee of any member of the Affiliated Group shall be liable to any person for any action taken or omitted in connection with this Plan, nor shall any member of the Affiliated Group be liable to any person for any such action or omission. No person shall, because of the Plan, acquire any right to an accounting or to examine the books or the affairs of any member of the Affiliated Group. Nothing in the Plan shall be construed to create any trust or fiduciary relationship between any member of the Affiliated Group and any Participant or any other person.

Section 8.05 Reemployment of a Participant. In the event of the reemployment as an employee in any capacity by the Company or a member of the Affiliated Group of a Participant whose employment covered under the Plan has terminated, payment of his benefits under the Plan shall not be suspended during his period of reemployment.

Section 8.06 Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

IN WITNESS WHEREOF, Windstream Corporation has caused this Plan to be executed as of this 1st day of January, 2008.

WINDSTREAM CORPORATION

By:	/s/ Jeffery R. Gardner
Jeffery R. Gardner
President and Chief Executive Officer

WINDSTREAM BENEFIT RESTORATION PLAN

(Amended and Restated as of January 1, 2008)

EXHIBIT A

GRANDFATHERED PARTICIPANTS

(Section 1.03(a))

[Intentionally Omitted]

WINDSTREAM BENEFIT RESTORATION PLAN

(Amended and Restated as of January 1, 2008)

EXHIBIT B

COVERED PARTICIPANTS

(Section 1.03(b))

[Intentionally Omitted]